UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2021 (March 26, 2021)

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)
300 First Stamford Place, 5th Floor
Stamford, CT 06902
(Address of principal executive offices, including zip code)
(Registrant’s telephone number, including area code):(203) 276-8100

(Former Name or Former Address, if Changed Since Last Report): None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EGLE	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 26, 2021, Eagle Bulk Holdco LLC (“Holdco”), a wholly-owned subsidiary of Eagle Bulk Shipping Inc. (the "Company"), entered into a Credit Agreement (as the same may be amended or supplemented from time to time, the “RCF Credit Agreement”) made by and among (i) Holdco, as borrower, (ii) the Company and certain wholly-owned vessel-owning subsidiaries of Holdco, as joint and several guarantors, (iii) the banks and financial institutions named therein as lenders (together with their successors and assigns, the “RCF Lenders”), (iv) Crédit Agricole Corporate and Investment Bank and Nordea Bank ABP, New York Branch, as mandated lead arrangers, (v) Crédit Agricole Corporate and Investment Bank, as arranger and (vi) Crédit Agricole Corporate and Investment Bank, as facility agent and security trustee for the RCF Lenders. Pursuant to the RCF Credit Agreement, the RCF Lenders agreed to make available to Holdco a senior secured revolving credit facility in an aggregate principal amount of up to the lesser of (a) $35,000,000 and (b) 65% of the Fair Market Value of the Initial Vessels (as defined below) and any replacement vessels owned by any Guarantors (collectively the “Vessels”). Borrowings under the RCF Credit Agreement bear interest at a rate per annum equal to the sum of the aggregate of 2.4% plus LIBOR for the relevant interest period as in effect from time to time.

Borrowings under the RCF Agreement are secured by two Ultramaxes already owned by the Company, the M/V Helsinki Eagle and the M/V Stockholm Eagle and one Ultramax to be delivered to the Company, the M/V Rotterdam Eagle (collectively, the “Initial Vessels”). Pursuant to the RCF Credit Agreement, the Company drew down $24 million on April 1, 2021. A fee of $0.2 million was paid to the RCF Lenders.

The maturity date for the RCF Credit Agreement is December 31, 2021 on which day the aggregate principal outstanding amount of all loans outstanding should be paid in full.

The RCF Credit Agreement includes affirmative and negative covenants and events of default that are customary for transactions of this kind. Additionally, the RCF Credit Agreement includes a minimum consolidated liquidity covenant that requires the Company on a consolidated basis (but excluding Eagle Bulk Shipco LLC and its subsidiaries (the “Restricted Subsidiary”)) to maintain cash equivalents in an amount not less than the greater of (i) $600,000 per vessel owned directly or indirectly by the Company and its subsidiaries and (ii) 7.5% of the consolidated total debt of the Company. The RCF Credit Agreement also requires the Company, on a consolidated basis (but excluding the Restricted Subsidiary) to maintain, at all times, the ratio of its minimum value adjusted tangible equity of total assets of not less than 0.30 to 1. Finally, the RCF Credit Agreement requires the Company, on a consolidated basis (but excluding the Restricted Subsidiary) to maintain, at all times, positive working capital.

The foregoing description of the RCF Credit Agreement is not complete and are qualified in their entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 10.1.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in Item 1.01 above is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.1
Credit Agreement, dated as of March 26, 2021, by and among Eagle Bulk Holdco LLC, as borrower, the initial guarantors, as guarantors, Eagle Bulk Shipping Inc., as parent and as guarantor, the lenders party thereto, and Crédit Agricole Corporate and Investment Bank, as security trustee and facility agent, Crédit Agricole Corporate and Investment Bank and Nordea Bank ABP, New York Branch, as mandated lead arrangers, and Crédit Agricole Corporate and Investment Bank, as arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: April 1, 2021	By:	/s/ Frank De Costanzo
	Name:	Frank De Costanzo
	Title:	Chief Financial Officer